As filed with the Securities and Exchange Commission on May 10, 2007

                      Registration No.  __________________


                United States Securities and Exchange Commission
                             Washington, D.C. 20549

                                    Form S-8
                             Registration Statement
                                      Under
                           The Securities Act of 1933

                            Proton Laboratories, Inc.
             (Exact Name of Registrant as specified in its charter)

             Washington                                      91-2022700
   (State or Other Jurisdiction of                       (I.R.S. Employer
    Incorporation or Organization)                    Identification Number)

                            Proton Laboratories, Inc.
               1135 Atlantic Avenue, Suite 101, Alameda, CA 94501
                            Alameda, California 94501
                              voice: (510) 865-6412
                              fax:  (510)  865-9385
        (Address and telephone number of principal executive offices and principal place of business)

                    April 18,2007 Stock and Stock Option Plan
                            (Full Title of the Plan)

             Edward Alexander, Chief Executive Officer and President
               1135 Atlantic Avenue, Suite 101, Alameda, CA 94501
                            Alameda, California 94501
                              voice: (510) 865-6412
                               fax: (510) 865-9385

                       Calculation  Of  Registration  Fee
=============================================================================

                                        Proposed     Proposed
                                         Maximum     Maximum
                                        Offering    Aggregate    Amount of
Title of Securities    Amount to be     Price Per    Offering   Registration
to be Registered        Registered      Share (1)     Price         Fee
----------------------------------------------------------------------------
Common Stock,        4,200,000 shares  $      0.20  $  840,000  $      25.79
par value $0.0001,
to be issued upon
grant of stock
from the
April 18, 2007
Stock and
Stock Option Plan

(1) The Proposed Maximum Offering Price Per Share was computed pursuant to Rule 457 under the Securities Act of 1933, as amended (the "Securities Act")solely for the purpose of calculating the registration fee. Computation is based on the closing price of the common stock on the OTCBB under the stock symbol "PLBI' on May 9, 2007.

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

      There are hereby incorporated by reference into this Registration Statement the following documents and information heretofore filed with the Securities and Exchange Commission (the "Commission") by Proton Laboratories, Inc. (the "Registrant"):

1. The Registrant's Annual Report on Form 10-KSB for the year ended December 31, 2006 filed on April 17, 2007 pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").


2. All other reports filed pursuant to Section 1(a) or 15(d) of the Exchange Act since the end of our last fiscal year which are: Form 8-K dated March 8, 2007.


3. The description of the Registrant's Common Stock contained in the Registrants' Registration Statement on Form SB-2 relating to the Registrant's Common Stock filed pursuant to Section 12(g) of the Exchange Act on August 25, 2003.

     All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4.     Description  of  Securities.

     Not applicable.

Item 5.     Interests   of   Named  Experts  and  Counsel.

     Paula A. Argento, Esq., has acted as our legal counsel for this offering. The validity of the shares offered by this prospectus has been passed upon for Proton Laboratories, Inc. by Ms. Argento. As of May 9, 2007, Ms. Argento has been authorized by our Board to receive 200,000 shares of our restricted common stock.

Item 6.     Indemnification  of  Directors  and  Officers.

     The Washington Business Corporation Act at Title 23 RCW provides that we shall indemnify our officers and directors and hold harmless each person who was, is or is threatened to be made a party to or is otherwise involved in any threatened proceedings by reason of the fact that he or she is or was our director or officer, against losses, claims, damages, liabilities and expenses actually and reasonably incurred or suffered in connection with such proceeding.

     However, the statutory indemnity does not apply to: (a) acts or omissions of the director finally adjudged to be intentional misconduct or a knowing violation of law; (b) unlawful distributions; or (c) any transaction with respect to which it was finally adjudged that such director personally received a benefit in money, property, or services to which the director was not legally entitled.

     Our Articles of Incorporation and By-Laws also state that we indemnify our officers and directors and hold harmless each person who was, is or is threatened to be made a party to or is otherwise involved in any threatened proceedings by reason of the fact that he or she is or was our director or officer, against losses, claims, damages, liabilities and expenses actually and reasonably incurred or suffered in connection with such proceeding.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the forgoing provisions or otherwise, we have been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.

Item 7.     Exemption  from  Registration  Claimed.

     Not  applicable.

Item 8.     Exhibits.


Exhibit Number               Exhibit Name

     4.1               April 18, 2007 Stock and Stock Option Plan

     5.1 Opinion of Counsel with respect to the legality of the securities being registered.

     23.1              Consent of Counsel (contained in Exhibit 5.1).

     23.2              Consent of Hansen, Barnett & Maxwell.


Item 9.     Undertakings.

(a)     The  Registrant  hereby  undertakes  that  it  will:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

     (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

     (ii) Reflect   in  the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement; and


    (iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new Registration Statement of the securities offered, and the Offering of the securities at that time to be the initial bona fide Offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the Offering.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant, Proton Laboratories, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Alameda, State of California, on May 10, 2007.

                              Proton Laboratories, Inc.


                              /s/  Edward Alexander
                              Edward Alexander
                              Director, Chief Executive Officer and
                              Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                   Title                            Date
---------------------------------------------------------------------

/s/ Edward Alexander        Director, Chief Executive    May 10, 2007
Edward Alexander            Officer and Chief Financial
                            Officer


/s/ Gary Taylor             Director and President       May 10, 2007
Gary Taylor


/s/ Michael Fintan Ledwith  Director                     May 10, 2007
Michael Fintan Ledwith


Exhibit Number              Exhibit Name

     4.1               April 18, 2007 Stock and Stock Option Plan.

     5.1               Opinion   of   Counsel  with respect to the
                       legality of the securities  being  registered.

     23.1              Consent of Counsel (contained in Exhibit 5.1).

     23.2              Consent of Hansen, Barnett & Maxwell.